SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2010

Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-31617

Delaware (State or other jurisdiction of incorporation)	33-059-5156 (IRS Employer Identification No.)
47350 Fremont Blvd., Fremont, CA 94538
(Address of principal executive offices, including zip code)
510.226.2800
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership
     On January 7, 2010, the United States Bankruptcy Court for the District of Delaware issued a confirmation order approving Vermillion, Inc. (the “Company”)’s plan of reorganization (the “Plan”). A copy of the confirmation order, together with a copy of the Plan as confirmed, is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
     The Plan contemplates the reorganization of the Company and the discharge of all outstanding claims against and interests in the Company. Pursuant to the Plan, as confirmed, each holder of an allowed priority claim will receive cash in an amount equal to such allowed claim. The secured claim arising from the Quest Credit Agreement and the Patent Security Agreement will be reinstated and unimpaired. Each holder of an allowed unsecured claim in respect of the outstanding 4.5% Convertible Senior Notes due 2008 (the “4.5% Notes”) will either receive cash or convert to common stock in an amount equal to such allowed claim. Each holder of an allowed unsecured claim in respect of the outstanding 7% Convertible Senior Notes due 2011 (the “7% Notes”) will either reinstate such claim or convert to common stock. Each holder of an allowed general unsecured claim will receive either cash or common stock. Persons holding accrued and unpaid interest claims on previously converted 7% Notes will receive common stock in satisfaction of the accrued and unpaid interest. The total amount of these accrued and unpaid interest claims is believed to be $308,000, which is expected to result in the issuance of 15,400 shares. All outstanding shares of common stock par value $0.001 will be reinstated and unimpaired. According to the elections made on the ballots cast to accept the Plan, all holders of the outstanding 4.5% Notes elected to receive cash in satisfaction of their claims, except that one holder of 4.5% Notes elected to convert to common stock, resulting in the issuance of 8,532 shares. All holders of allowed general unsecured claims elected to receive cash. Following the effectuation of the Plan, there will be $5,000,000 face amount of the outstanding 7% Notes and no outstanding 4.5% Notes.
     As of January 7, 2010, the authorized capital stock of the Company consists of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 7, 2010, there are (i) 10,246,574 shares of common stock and no shares of preferred stock issued and outstanding; (ii) 2,500,000 shares of common stock reserved for outstanding option grants and future issuances to employees, directors, officers and consultants pursuant to the Company’s employee stock plans; (iii) 505,648 shares of common stock reserved for future issuance upon exercise of warrants; (iv) 250,000 shares of common stock reserved for issuance upon conversion of the Company’s 7% Notes; (v) 8,532 shares of common stock reserved for the holder of the outstanding 4.5% Notes electing to receive shares of common stock; and (vi) 15,400 shares of common stock reserved for holders of the accrued and unpaid interest claims on previously converted 7% Notes.
     Information as to the assets and liabilities of the Company as of the most recent practical date is incorporated herein by reference to the Company’s Report on 8-K for the monthly operating report for the period from November 1, 2009 to November 30, 2009, filed with the Securities and Exchange Commission on December 24, 2009. The monthly operating report contains unaudited financial statements and other financial information and may be subject to future reconciliation or adjustments.
Item 3.02. Unregistered Sales of Equity Securities.
     On January 7, 2010, the Company closed a private placement transaction with a group of investors. The Company received 43,049,858.40 in gross proceeds from the sale of 2,327,869 shares of its common stock at a price of $18.4932 per share. The shares of the Company’s common stock issued in connection with the private placement will be exempted from the registration requirement pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these restricted shares are subject to the resale limitations of Rule 144 under the Securities Act. The Company has agreed to file within 120 days after the closing one or more registration statements covering the resale of the common stock.
Item 8.01. Other Events.
     On January 7, 2010, the Company issued a press release announcing the Bankruptcy Court’s approval of the Company’s Plan, and separately issued another press release announcing the $43.05 million private placement of the Company’s common stock. The two press releases issued by the Company are attached as Exhibit 99.1 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description.
	2.1	Confirmation order, together with a copy of the Plan, as confirmed
	99.1	Press releases issued by the Company on January 7, 2010
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: January 12, 2010	By:	/s/ Gail S. Page
Gail S. Page
Executive Chair of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description
2.1	Confirmation order, together with a copy of the Plan, as confirmed
99.1	Press releases issued by the Company on January 7, 2010